Exhibit IV

                            to

                       Schedule 13G

                        Under the

               Securities Exchange Act of 1934


Pursuant to Rule 13d-1(f)(1), IDS Extra Income Fund affirms that it is individually eligible to use Schedule 13G and agrees that this Schedule is filed on its behalf.

IDS Extra Income Fund


By:         /s/Leslie L. Ogg
Name:          Leslie L. Ogg
Title:         Vice President and General Counsel